EXHIBIT 10.10

ITLA CAPITAL CORPORATION
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN
(Effective January 1, 1997)
Amended as of January 28, 2000 and January 1, 2003
(Amended and Restated Effective January 1, 2005)

Preamble

         ITLA Capital Corporation, a Delaware corporation, has adopted the ITLA Supplemental Executive Retirement Plan, effective January 1, 1997, as amended as of January 28, 2000 and January 1, 2003, for a select group of executives and senior management personnel to ensure that the overall effectiveness of the Company's executive compensation program will attract, retain and motivate qualified executives and senior management personnel. The Plan is intended to comply with the applicable requirements of Section 409A of the Code and related guidance of general applicability issued thereunder (together referred to herein as "Section 409A").

ARTICLE I

DEFINITIONS

         When used herein, the following words shall have the meanings below unless the context clearly indicates otherwise:

         1.1         "Applicable Measurement Period" means the period of time since the last day investment credit had been previously allocated on the Participant's Change in Control Cash Account Balance under Section 5.2

         1.2         "Change in Control" means the occurrence of any of the following events with respect to the Company: (1) and person(as the term is used in section 13(d) and 14(d) of the Securities Exchange Act of 1934 (the "Exchange Act") is or becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly of securities of the Company representing 33.33% or more of the Company's outstanding voting securities; (2) individuals who are members of the Board of Directors of the Company on the date hereof (the "Incumbent Board") cease for any reason to constitute at least a majority thereof, provided that any person becoming a director subsequent to the date hereof whose election was approved by a vote of at least two thirds of the directors comprising the Incumbent Board, or whose nomination for election by the Company's stockholders was approved by the nominating committee serving under an Incumbent Board, shall be considered a member of the Incumbent Board; (3) a reorganization, merger, consolidation, sale of all or substantially all of the assets of the Company or a similar transaction in which the Company is not the resulting entity (unless the continuing ownership requirements clause (4) below are met with respect to the resulting entity); or (4) a merger or consolidation of the Company with any other corporation other than a merger or consolidation in which the voting securities of the Company outstanding immediately prior thereto represent at least 66.67% of the total voting power represented by the voting securities of the Company or the surviving entity outstanding immediately after such merger or consolidation. The term "Change in Control" shall not include: (1) an acquisition of securities by an employee benefit plan of the Company; or (2) any of the above mentioned events or

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occurrences which require but do not receive the requisite government or regulatory approval to bring the event or occurrence to fruition.

         1.3         "Change in Control Cash Account Balance" means, with respect to a Participant, a credit to a Participant under the Plan on the records of the Company equal to the Initial Change in Control Cash Balance plus amounts credited pursuant to Section 5.2. The Change in Control Cash Account Balance, if applicable, shall be a bookkeeping entry only and shall be utilized solely as a device for the measurement and determination of the cash amounts to be paid to a Participant, or his or her Designated Beneficiary, pursuant to the Plan.

         1.4          "Claims Reviewer" means the Compensation Committee of the Board of Directors of the Company, unless another person or organizational unit is designated by the Company as Claims Reviewer.

         1.5         "Company" means ITLA Capital Corporation, a Delaware corporation, and any successor thereto. Where applicable, including for purposes of determining whether a Participant is employed by, or received Earnings from, the Company at any particular time, the term "Company" shall also include any entity that would be treated as a single employer with the Company under Section 414 of the Internal Revenue Code of 1986, as amended.

         1.6         "Company Stock" means the Company's designated Recognition and Retention Plan shares, treasury shares and publicly traded common stock including publicly traded common stock of a successor in interest.

         1.7         "Designated Beneficiary" means the individual the Participant designates as his or her Beneficiary in such Participant's Supplemental Executive Retirement Plan designation of beneficiary form.

         1.8         "Disability" means total and permanent disability as defined in the Company's long term disability plan.

         1.9         "Earnings" means the Participant's base annual salary from the Company (without regard to any deferral election made by the Participant and/or any bonuses paid to the Participant).

         1.10         "Haligowski Employment Agreement" means that certain employment agreement between the Company and George Haligowski dated January 28, 2000, as the same may be thereafter amended.

         1.11          "Initial Change in Control Cash Balance" means, with respect to a Participant, the unsecured obligation of the Company that is intended to represent a cash amount based upon the conversion of his Stock Account Balance to cash on the day next following the consummation of a Change in Control pursuant to a Participant's election, or an automatic conversion, under Section 5.1, in exchange for the cancellation of his or her Vested Stock Account Balance, equal to the number of shares of Company Stock allocated to his or her Vested Stock Account Balance as of the consummation of the Change in Control multiplied by the cash value of the per share merger consideration to be received in the Change in Control transaction as of the date of consummation of the Change in Control (i.e., in the case of a common stock for common stock exchange, the exchange ratio multiplied by the closing sales price of the acquiror's common stock on the date of the

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consummation of the Change in Control (or if such day is not a trading day, then on the last trading day prior thereto) with the amount thereby determined being multiplied by the number of shares of Company Stock allocated to a Participant's Stock Vested Account Balance as of the consummation of such Change in Control).

         1.12          "Participant" means any employee of the Company who meets the eligibility requirements of Article II and is designated and approved for participation in the Plan as set forth in Article II.

         1.13          "Participant's Account" or "Account" means the Vested Stock Account Balance or Change in Control Cash Account Balance of each Participant, whichever is applicable.

         1.14          "Plan" means the ITLA Capital Corporation Supplemental Executive Retirement Plan, as set forth herein and as amended from time-to-time.

         1.15         "Plan Year" means the calendar year.

         1.16         "Retirement Date" means the later of the date a Participant leaves the employ of the Company or the date upon which the Participant attains the age of 62.

         1.17         "Stock Account Balance" means, with respect to a Participant, the number of shares of Company Stock allocated to a Participant, whether vested or unvested, under the Plan.

         1.18         "Trust" means the Trust under the Company Rabbi Trust Agreement.

         1.19         "Trustee" means Union Bank of California or any other person or corporation selected by the Company to serve in such capacity of the Trust.

         1.20         "Vested Stock Account Balance" means, with respect to a Participant, the number of vested shares of Company Stock credited to the Stock Account Balance of a Participant.

         1.21         "Vesting Cycle" means one of the following of seven consecutive three calendar year periods: (1) January 1, 1997 through December 31, 1999; (2) January 1, 2000 through December 31, 2002; (3) January 1, 2003 through December 31, 2005; (4) January 1, 2006 through December 31, 2008; (5) January 1, 2009 through December 31, 2011; (6) January 1, 2012 through December 31, 2014 and (7) January 1, 2015 through December 31, 2017.

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ARTICLE II

ELIGIBILITY TO PARTICIPATE

         2.1         Eligibility to Participate. For purposes of Title I of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), the Plan is limited to a select group of management and highly compensated employees.

         2.2         Designated Participants. An executive or senior management employee of the Company is eligible to become a Participant in the Plan; provided such employee is designated as a Participant below or, such employee is later designated as a Participant by the Compensation Committee of the Board of Directors of the Company and, such designation is attached as a written amendment to the Plan signed by a duly authorized officer of the Company. Under no circumstance shall an employee below the level of Managing Director or Senior Vice President be eligible to participate in the Plan. The following individuals are Participants in the Plan as of January 1, 2003.

George W. Haligowski (effective January 1997)
Norval L. Bruce (effective January 1997)
Timothy Doyle (effective January 1997)
Steven Romelt (effective January 1997)
Don Nickbarg (effective May 2000)
William Schack (effective January 2002)
Scott Wallace (effective January 2002)
William Callam (effective January 2003)

Once an employee becomes a Participant, he or she shall remain a Participant until all benefits, if any, to which he or she (or his or her Designated Beneficiary) is entitled under the Plan have been distributed.

ARTICLE III

ELIGIBILITY FOR AND DISTRIBUTION OF BENEFITS

         3.1         Eligibility for Benefits. Each Participant shall be eligible to receive his or her Vested Stock Account Balance or Change in Control Cash Account Balance, whichever is applicable, under the Plan as provided in Sections 3.3 and 3.4 below. Except as set forth in Sections 3.5 and 6.1 below, no benefits shall be payable from the Plan to a Participant while such Participant is employed by the Company.

         3.2         Incidents of Ownership. Notwithstanding the above, a Participant shall have no incidents of ownership with respect to the Company Stock or any other assets held under the Plan. A Participant shall not have any right to vote shares of Company Stock allocated or credited to the Participant's Stock Account Balance under the Plan.

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         3.3         Form of Distribution. A Participant's Vested Stock Account Balance shall be distributed solely in Company Stock. A Participant's Change in Control Cash Account Balance shall be distributed solely in cash.

         3.4         Election and Timing of Distribution.

         (a)         Except as provided in this Section 3.4, Section 3.5 and 6.1, a Participant's Account shall be distributed either in a single lump sum distribution, five (5) annual installments or ten (10) annual installments in accordance with the written election of such Participant. Such written election must be in form acceptable to the Compensation Committee of the Board of Directors of the Company and shall not be effective until received by the Compensation Committee. If no written election is made, then the Participant's Account shall be paid in a single lump sum distribution.

         (b)         With respect to the value of the Participant's Account determined as of December 31, 2004 (the "Pre-Section 409A Balance"), a Participant's election may be changed at any time by filing a new written election (which shall automatically revoke his or her prior written election) with the Compensation Committee of the Board of Directors of the Company, which election shall become effective upon its receipt by the Compensation Committee; provided however, the most recent written election received prior to the thirteenth (13th) month before the Participant's termination of employment shall be controlling and any written election received within the thirteen (13) month period immediately preceding the Participant's termination of employment shall be disregarded; and provided further, that the first written election made under the Plan by a Participant in calendar year 2003 and received by the Compensation Committee prior to January 1, 2004 shall in all cases be honored unless timely revoked thereafter by a new binding written election.

         (c)         With respect to the value of the Participant's Account in excess of the Participant's Pre-Section 409A Balance (the "Section 409A Balance") the Participant may select a form of distribution (among the options described in Section 3.4(a)) with respect to any allocation contributed on his behalf, provided that the election is made before the Participant has a legally binding right to the allocation. Any such selection (including a default election in the event the Participant did not make an election) may be subsequently changed by a Participant by delivering a new written election to the Compensation Committee. However, except as may otherwise be provided in Section 409A, (1) any such change in the form of distribution shall not take effect until at least twelve months after the date the election is made, and (2) payment of the amount with respect to which the form of distribution is being changed shall commence upon the fifth anniversary of the date the Participant experiences a "Separation From Service" (as that phrase is defined in Section 409A).

         (d)         Except as provided in Section 3.4(c): (1) a single lump sum distribution shall be made within forty-five (45) days after a Participant's Separation From Service; (2) in the case of an annual installment method (5 or 10 year term), the first annual distribution shall be made on the first day of the calendar month next following the one year anniversary of the Participant's Separation From Service, termination of employment (1/5 or 1/10 of the Participant's Account, whichever is applicable), and subsequent annual installments will be made on each annual anniversary of the first distribution (1/4 or 1/9 of the Participant's Account on the second distribution date, whichever is applicable). Notwithstanding the foregoing, with respect to Section 409A Balances, except as provided in Section 3.4(c), if the Participant is a "specified employee" (within the meaning of

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Section 409A, and assuming for this purpose that the "identification date" is December 31) then (i) the Participant's distribution (or initial distribution) shall occur on the first day of the month next following the six month anniversary of the date of the Participant's Separation From Service, if such termination of employment occurs for any reason other than the Participant's death or becoming disabled (as that term is defined in Code Section 409A(a)(2)(C)), and (ii) in the event the Participant elected to receive his Section 409A Balance in installments, subsequent distributions shall be made on the first day of the month next following the anniversary date of the Participant's Separation from Service.

         (e)         All distributions under the Plan shall be less applicable tax and other required or authorized withholdings. The Trust shall timely deliver to the Company a sufficient number of shares of Company Stock from a Participant's Vested Stock Account Balance (based upon the closing price on the most recent trading date prior to the date of delivery) or cash from his or her Change in Control Cash Account Balance to satisfy the withholding obligations of such Participant. All distributions of Company Stock shall comply with federal and state securities laws.

         3.5         Advance Distribution for Financial Hardship. With the consent of the Compensation Committee of the Board of Directors of the Company, and notwithstanding anything contained in Section 3.4 to the contrary, a Participant may withdraw up to one hundred percent (100%) of his or her Vested Stock Account Balance (in shares) or Change in Control Cash Account Balance (in cash), in each case less applicable tax and other required or authorized withholdings, prior to termination of employment as may be required to meet a Participant's Unforeseeable Financial Emergency (as defined herein), provided that the entire amount requested by the Participant is not reasonably available from other resources of the Participant. An "Unforeseeable Financial Emergency" shall mean an unforeseeable, severe financial condition resulting from (1) a sudden and unexpected illness or accident of the Participant, the Participant's spouse or a dependent of the Participant (within the meaning of Section 152(a) of the Code); (2) a loss of the Participant's property due to casualty; or (3) other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. The withdrawal must be necessary to satisfy the Unforeseeable Financial Emergency and no more may be withdrawn from the Participant's Account than is required to relieve the financial need, taking into account taxes reasonably anticipated as a result of the distribution, after taking into account the extent to which such hardship is or may be relieved through reimbursement by insurance or otherwise or by liquidation of the Participant's assets (to the extent the liquidation of such assets would not itself cause severe financial hardship). This Section shall be interpreted in a manner consistent with Section 409A. The Participant's Account shall be reduced by the amount of any advance distribution for financial hardship including withholdings.

         3.6         Limitation on Distribution to Covered Employees. Notwithstanding any other provision of the Plan, in the event that the Participant is a "covered employee" as defined in Section 1 62(m)(3) of the Internal Revenue Code of 1986, as amended (the "Code"), or would be a covered employee if the benefits were distributed in accordance with Section 3.5 or 6.1, the maximum amount which may be distributed from the Participant's Account under Section 3.5 or 6.1 in any Plan Year shall not exceed one million dollars ($1,000,000) less the amount of compensation paid by the Company to the Participant in such Plan Year which is not "performance-based" (as defined in Code Section 162(m)(4)(C)). The amount of compensation which is not "performance-based" shall be reasonably determined by the Company at the time of the proposed distribution. Any amount which

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is not distributed to the Participant in a Plan Year as a result of the limitation set forth in this Section 3.6 shall be distributed to the Participant as soon as possible after the Company reasonably anticipates that the deduction of the payment will not be limited by Code Section 162(m) or the calendar year in which the Participant experiences a Separation From Service. The provisions of this Section 3.6 shall not apply if the Compensation Committee of the Board of Directors of the Company, upon consultation with legal counsel, determines that the restrictions of Code Section 162(m) do not apply to limit the deductibility of distributions made under the Plan (or otherwise by the Company) to the Participant.

ARTICLE IV

ALLOCATION AND FUNDING OF STOCK ACCOUNT BALANCES

         4.1         Allocation to Stock Account Balances. Shares of Company Stock under the Plan are allocated to a Participant's Stock Account Balance on an annual basis on or within ninety (90) days of the last day of the Plan Year. A Participant must be employed by the Company as of the last day of the Plan Year in order to receive an allocation of shares for such Plan Year under this Section 4.1 and Section 4.2. The amount of Company Stock allocated to a Participant's Stock Account Balance pursuant to this Section 4.1 and Section 4.2 shall be determined using the fair market value of the Company Stock as of October 8, 1998, of nine dollars ($9.00) a share.

         4.2         Allocation Amounts. The annual amount allocated to a Participant pursuant to Section 4.1 shall be calculated as follows, subject to approval of the allocation by the Compensation Committee of the Board of Directors of the Company and the award of sufficient shares of Company Stock to fund the annual allocation:

-	The annual amount shall be equal to 20% of each such Participant's Earnings (except in the case of George Haligowski, 33 1/3% of his Earnings) for the Plan Year.

Notwithstanding the preceding sentences, the Compensation Committee of the Board of Directors of the Company may approve a greater or lesser award for any Participant or determine that no award is appropriate for a Participant. In no event, however, shall the total number of shares of Company Stock allocated under the Plan (excluding reinvestments under Section 4.3 and stock dividends and distributions) exceed the issued Recognition and Retention Plan shares to be allocated under the Plan.

         4.3         Contribution to Trust and Reinvestment of Cash Dividends. The Company shall contribute shares of Company Stock to the Trust on an annual basis in an amount equal to the total annual allocation for all Participants for the Plan Year as determined under Section 4.2 to the extent that the Compensation Committee of the Board of Directors of the Company approves such funding. The contributed shares shall come from the issued Recognition and Retention Plan shares approved for such use by the shareholders in the Company's Recognition and Retention Plan. All Recognition and Retention Plan terms pertaining to the granting of the shares shall remain in full force and effect. The Plan shall be funded with Recognition and Retention Plan shares only to the extent that shares are available and the shares are awarded by the Compensation Committee of the Board of Directors of the Company.

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The number of shares of Company Stock allocated to each Participant's Stock Account Balance under the Plan for a Plan Year under Sections 4.1 and 4.2 shall be determined by dividing the Participant's allocation amount for such Plan Year as determined in Section 4.2 above by the fair market value of Company Stock on October 8, 1998, of nine dollars ($9.00) a share. If the available Recognition and Retention Plan shares should be insufficient to cover the allocation amounts for all Participants for any Plan Year as determined under Section 4.2 above, the allocation amounts shall be reduced for each Participant on a pro rata basis.

Stock dividends and distributions on shares of Company Stock allocated to a Participant's Stock Account Balance shall be added to the Participant's Stock Account Balance with the portion allocated to unvested shares being subject to the same vesting requirements of the underlying shares. All cash dividends received on shares of Company Stock allocated to a Participant's Stock Account Balance, whether vested or unvested, shall be reinvested by the Trustee in shares of Company Stock (rounded to the nearest whole share), such additional shares shall be added to the Participant's Stock Account Balance, and the Participant shall at all times be fully vested in such reinvestments.

         4.4         Vesting. A Participant shall only have a vested right to the shares allocated to his or her Stock Account Balance for a Vesting Cycle under Sections 4.1 and 4.2 (and any stock dividends and distributions relating thereto) if such Participant is employed by the Company on the last day of the Vesting Cycle. Notwithstanding the preceding sentence, a Participant shall be 100% vested in all shares allocated to his or her Stock Account Balance under Sections 4.1 and 4.2 (including any stock dividends distributions relating thereto) in the event of the consummation of a Change of Control (if he or she is employed immediately prior to the Change in Control) or termination of employment due to death, Disability or after Retirement Date. A Participant shall at all times be 100% vested in reinvestments in Company Stock allocated to his or her Stock Account Balance under Section 4.3. A Participant employed by the Company on the date of termination of the Plan shall also be 100% vested in his or her Stock Account Balance upon Plan termination. Notwithstanding the foregoing or anything contained elsewhere in the Plan, a Participant's Vested Stock Account Balance shall be subject to forfeiture as provided in Section 7.1.

         4.5         Forfeiture. In the event a Participant leaves the employ of the Company prior to a Change in Control and before the end of a Vesting Cycle for reasons other than death, Disability or after Retirement Date, all shares allocated to his or her Stock Account Balance under Section 4.1 and 4.2 (including stock dividends and distributions relating thereto) for that Vesting Cycle shall be forfeited. Forfeited shares shall be returned to the Company and may be reallocated to satisfy future contributions under Sections 4.1 through 4.3. Notwithstanding the foregoing or anything contained elsewhere in the Plan, the Vested Stock Account Balance of a Participant shall be subject to forfeiture as provided in Section 7.1.

         4.6         No Further Contributions after a Change in Control. No further contributions of Company Stock shall be made under Sections 4.1 and 4.2 after a Change in Control.

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ARTICLE V

CONVERSION TO INITIAL CHANGE IN CONTROL CASH BALANCE AND
INVESTMENT CREDITS

         5.1         Procedure for Conversion. Within 30 days prior to the consummation of a Change in Control, a Participant (including a Participant or Designated Beneficiary who is then receiving installment distributions of Company Stock pursuant to Section 3.4) may make a written election to convert his or her Vested Stock Account Balance to the Initial Change in Control Cash Balance as of the day next following the Change in Control. Such written election must be received by the Compensation Committee of the Board of Directors of the Company within such 30 day period. If such written election is timely made, then on the day next following the Change in Control, the Vested Stock Account Balance of the electing Participant shall terminate and his or her benefits under the Plan shall then consist solely of his or her Change in Control Cash Account Balance. In the event the Change in Control transaction results in the exchange of the outstanding shares of common stock of the Company for consideration other than publicly traded shares of the acquiror (and cash in lieu of fractional share interests), then in that event, immediately following the consummation of the Change in Control the Stock Account Balance of each Participant shall be automatically converted to the Initial Change in Control Cash Balance. Nothing herein shall alter the method of distribution of a Participant's Account (i.e., lump sum, five (5) year installments or ten (10) year installments) under Section 3.4.

         5.2         Investment Credits. Each Participant's Change in Control Cash Account Balance shall be credited with an investment credit through the close of business on each of (i) the last day of the Plan Year and (ii) the day next preceding the date of any distribution of benefits to the Participant from his or her Change in Control Cash Account Balance. The investment credit shall be determined by multiplying either (a) the average yield on the 10 year constant maturity U.S. Treasury Securities, as published in the Federal Reserve Statistical Release, determined by taking the average yield for the last active trading day of each calendar month during the Applicable Measurement Period times the average daily balance in the Participant's Change in Control Cash Account Balance for such Applicable Measurement Period or (b) 125% of the annualized average cost of funds of Imperial Capital Bank (or its successor in interest) during the Applicable Account Period times the average daily balance in the Participant's Change in Control Cash Account Balance for such Applicable Measurement Period, whichever results in the highest yield, with the yield being applied on a pro-rata basis for any Applicable Measurement Period that is less than one year.

         5.3         Trust Provisions. As soon as practicable following the consummation of a Change in Control (but not later than 30 days after the occurrence thereof), the Company shall contribute cash to the Trust in an amount equal to the Initial Change in Control Cash Account Balance of each Participant whose Vested Stock Account Balance is converted pursuant to Section 5.1, and shares contained in the Stock Account Balance of each such Participant shall be tended by the Trustee to the Company in cancellation of such Stock Account Balance. The preceding sentence shall not apply, if the shares of Company Stock in the Stock Account Balance of a Participant are exchanged for cash in the Change in Control transaction. To the extent that the actual earnings of a Participant's Change in Control Cash Account Balance, based upon investments of the Trust, exceed the amount of investment credit to be allocated to a Participant's Change in Control Cash Account Balance pursuant

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to Section 5.2, the excess shall be distributed by the Trust to the Company. To the extent that such actual earnings are less than the investment credit to be allocated to a Participant's Change in Control Cash Account Balance, the shortfall shall be promptly contributed in cash to the Trust by the Company. The funding of benefits under the Plan shall comply in all respects with the requirements of Section 409A.

         5.4         Vested Benefits. The Change in Control Cash Account Balance of each Participant shall be 100% vested at all times and shall not be subject to forfeiture.

ARTICLE VI

AMENDMENT AND TERMINATION

         6.1         Amendment or Termination. The Company intends the Plan to remain in existence until all Participants in the Plan have received all of their benefits payable under the Plan. The Company, however, reserves the right to amend or terminate the Plan prior to a Change in Control when, in the sole opinion of the Company, such amendment or termination is advisable. Any such amendment or termination shall be made pursuant to a resolution of the Compensation Committee of the Board of Directors of the Company. No amendment or termination of the plan shall directly or indirectly reduce any Participant's Account below the balance of such Account immediately prior to the effective date of the resolution amending or termination the Plan; nor shall any amendment or termination of the Plan delay the distribution date of the Participant's Account. Upon termination of the Plan any unvested shares of Company Stock allocated to he Stock Account Balance of Participant who is then employed by the Company shall be come fully vested. Notwithstanding anything contained in Section 3.4 to the contrary, upon termination of the Plan all Participant Accounts (including those Accounts which are then being distributed to Participants or Designated Beneficiaries in installments) shall be paid in a single lump sum distribution within 30 days after such termination but subject to the limitations set forth in Section 3.6, regardless of the distribution elections made by the Participants. Distribution of Stock Account Balances shall be made solely in shares of Company Stock and distribution of Change in Control Cash Account Balances, if applicable, shall be made solely in cash. No amendment to (other than to comply with law) or termination of the Plan will be permitted to be made by the Company after a Change in Control without the written consent of all Participants including Participants or Designated Beneficiaries then receiving distributions.

         Notwithstanding anything to the contrary in this Article VI, the ability of the Company to amend or terminate the Plan and distribute benefits in accordance with such amendment or termination shall be subject to and limited by Section 409A. Accordingly, unless Section 409A provides otherwise, the Plan may be terminated only if: (a) all arrangements sponsored by the Company that are required to be aggregated with this Plan under Section 409A are also terminated; (b) no payments other than payments that would be payable under the terms of the Plan or an aggregated plan if the termination had not occurred are made within 12 months of the termination of the Plan and the related arrangements; (c) all payments are made within 24 months of the termination of the Plan and related arrangements; and (d) the Company does not adopt a new arrangement that would be required to be aggregated with this Plan under Section 409A if the same Participant participated in both arrangements, within five years of the termination of the Plan.

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         The Company also may terminate the Plan within the thirty (30) days preceding a Change in Control Event, provided that all substantially similar arrangements also are terminated, so that the Participants in this Plan, and participants in all substantially similar arrangements, receive all amounts deferred under this Plan and the arrangements within twelve (12) months of the date of the termination of this Plan and the other arrangements. For purposes of the preceding sentence, the phrase "Change in Control Event" shall mean a "change in the ownership of the Company", a "change in the effective control of the Company", or a "change in the ownership of a substantial portion of the Company's assets", all within the meaning of Section 409A. Further, the provisions of this paragraph shall have priority over and supercede any election made by any Participant regarding the form of distribution of his or her benefits pursuant to Article III hereof.

         The Plan may not be amended or terminated after a Change in Control Event without the written consent of the Participants, except to the extent necessary to comply with applicable law.

ARTICLE VII

ADMINISTRATION

         7.1         Termination of Benefits. Notwithstanding any other provision of the Plan, the rights of a Participant or his or her Designated Beneficiary to benefits under the Plan will, at the discretion of the Compensation Committee of the Board of Directors, be terminated, and the Company will have no obligation hereunder to such Participant or his or her Designated Beneficiary, if such Participant is discharged from employment from the Company for cause (as defined in the Company's Change of Control Severance Agreements) prior to a Change in Control.

         7.2         Unsecured Claims. The right of a Participant or his or her Designated Beneficiary to receive a benefit hereunder shall be an unsecured claim against the general assets of the Company, and neither a Participant nor his or her Designated Beneficiary shall have any rights in or against any shares or amount credited to any Accounts under this Plan or any other assets of the Company. Notwithstanding any other provisions to the contrary, the Plan at all times shall be considered entirely unfunded both for tax purposes and for purposes of Title I of ERISA as amended. Any assets or investments hereunder shall continue for all purposes to be part of the general assets of the Company and available to its general creditors in the event of bankruptcy or insolvency. Accounts under this Plan and any benefits which may be payable pursuant to this Plan are not subject in any manner to anticipation, sale, alienation, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors of a Participant or his or her Designated Beneficiary. The Plan constitutes a mere unsecured promise by the Company to make benefit distributions in the future. No interest or right to receive a benefit may be taken, either voluntarily of involuntarily, for the satisfaction of the debts of, or other obligations or claims against, such person or entity, including claims for alimony, support, separate maintenance and claims in bankruptcy proceedings.

         7.3         Plan Administration. The Plan shall be administered by the Compensation Committee of the Board of Directors of the Company, which shall have the authority, duty and power to interpret and construe the provisions of the Plan as the Compensation Committee deems appropriate including the authority to determine eligibility for benefits under the Plan. The Compensation Committee shall have the duty and responsibility of maintaining records, making

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the requisite calculations and distributions hereunder. The interpretations, determinations, regulations and calculations of the Compensation Committee shall be final and binding on all persons and parties concerned. The Compensation Committee may delegate any of its duties to an employee or employees of the Company or other persons as it deems appropriate.

         7.4         Expenses. Expenses of administration shall be paid by the Company. The Compensation Committee of the Board of Directors of the Company shall be entitled to rely on all tables, valuations, certificates, opinions, data and reports furnished by any actuary, accountant, controller, counsel or other person employed or retained by the Company with respect to the Plan.

         7.5         Statements. The Compensation Committee of the Board of Directors of the Company (or the Trustee if such duty is delegated to the Trustee) shall furnish individual annual or more frequent statements of accrued benefits to each Participant (or if the Participant's Designated Beneficiary is currently receiving benefits under the Plan, to such Participant's Designated Beneficiary) in such form as determined by the Compensation Committee of the Board of Directors of the Company or as required by the law.

         7.6         No Enlargement of Rights. The sole rights of a Participant or his or her Designated Beneficiary under the Plan shall be to have this Plan administered according to its provisions, to receive whatever benefits he or she may be entitled to hereunder, and nothing in the Plan shall be interpreted as a guaranty that any assets or funds in any trust which may be established in connection with the Plan or assets of the Company will be sufficient to pay any benefit hereunder. Further, the adoption and maintenance of the Plan shall not be construed as creating any contract of employment between the Company and the Participant. The Plan shall not affect the right of the Company to deal with any Participants in employment respects, including their hiring, discharge, compensation and conditions of employment.

         7.7         Rules and Procedures. The Company may from time to time establish rules and procedures which it determines to be necessary for the proper administration of the Plan and the benefits payable to an individual in the event that individual is declared incompetent and a conservator or other person legally charged with that individual's care is appointed. Except as otherwise provided herein, when the Company determines that such individual is unable to manage his or her financial affairs, the Company may pay such individual's benefits to such conservator, person legally charged with such individual's care, or institution then contributing toward or providing for the care and maintenance of such individual. Any such distribution shall constitute a complete discharge of any liability of the Company, the Plan, the Trust and the Trustee to such individual.

         7.8         Information. Each Participant shall keep the Company informed of his or her current address and the current address of his or her Designated Beneficiary. The Company shall not be obligated to search for any person. If such person(s) is (are) not located within three (3) years after the date on which distribution of the Participant's benefits payable under this Plan may first be made, distribution may be made as though the Participant or his or her Designated Beneficiary had died at the end of such three-year period.

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         7.9         Loss. Notwithstanding any provision herein to the contrary, neither the Company nor any individual acting as an employee or agent of the Company including the Trustee shall be liable to any Participant, his or her Designated Beneficiary, or any other person for any claim, loss, liability or expense incurred in connection with the Plan, unless attributable to fraud or willful misconduct on the part of the Company or any such employee or agent of the Company.

         7.10        Indemnification. The Company shall indemnify and hold harmless the members of the Board of Directors, the Trustee, and any other persons to whom any responsibility with respect to the Plan is allocated or delegated, from and against any and all liabilities, costs and expenses, including attorneys' fees, incurred by such persons as a result of any act, or omission to act, in connection with the performance of their duties, responsibilities and obligations under the Plan and under ERISA, other than such liabilities, costs and expenses as may result from the bad faith, willful misconduct or criminal acts of such persons or to the extent such indemnification is specifically prohibited by ERISA. The Company shall have the obligation to conduct the defense of such persons in any proceeding to which this Section applies. If any Board member or any person covered by this indemnification clause determines that the defense provided by the Company is inadequate, that member or person shall be entitled to retain separate legal counsel for his or her defense and the Company shall be obligated to pay for all reasonable legal fees and other court costs incurred in the course of such defense unless a court of competent jurisdiction finds such person has acted in bad faith or engaged in willful misconduct or criminal acts.

         7.11        Trust Matters. The Company's obligations under the Plan with respect to the Accounts may be satisfied with Trust assets distributed pursuant to the terms of the Plan and any such distribution shall reduce the Company's corresponding obligation under the Plan with respect to the Accounts. The provisions of the Plan shall govern the rights of a Participant to receive distributions pursuant to the Plan. The provisions of the Trust shall govern the rights of the Company, Participants and the creditors of the Company to the assets transferred to and/or held by the Trust. The Company shall at all times remain liable to carry out its obligations under the Plan. Except for amendments to the Trust to comply with applicable laws, no amendment or modification shall be made to the Trust without the prior written consent of all Participants who have Accounts. The funding of benefits under the Plan shall comply in all respects with the requirements of Section 409A.

         7.12         Applicable Law. All questions pertaining to the construction, validity and effect of the Plan shall be determined in accordance with the laws of the State of California.

ARTICLE VIII

CLAIMS PROCEDURE

         8.1         Claims Procedure. An initial claim for benefits under the Plan must be made by the Participant or his or her Designated Beneficiary in accordance with the terms of the Plan through which the benefits are provided. Not later than 90 days after receipt of such a claim, the Claims Reviewer will render a written decision on the claim to the claimant, unless special circumstances require the extension of such 90-day period. If such extension is necessary, the Claims Reviewer shall provide the Participant or his or her Designated Beneficiary with written notification of such

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extension before the expiration of the initial 90-day period. Such notice shall specify the reason or reasons for such extension and the date by which the final decision can be expected. In no event shall such extension exceed a period of 90 days from the end of the initial 90-day period. In the event the Claims Reviewer denies the claim of a Participant or his or her Designated Beneficiary in whole or in part, the Claims Reviewer's written notification shall specify, in a manner calculated to be understood by the claimant, the reason for the denial; a reference to the Plan or other document or form that is the basis for the denial; a description of any additional material or information necessary for the claimant to perfect the claim; an explanation as to why such information or material is necessary; and an explanation of the applicable claims procedure. Should the claim be denied in whole or in part and should the claimant be dissatisfied with the Claim's Reviewer's disposition of the claimant's claim, the claimant may have a full and fair review of the claim by the Company upon written request therefore submitted by the claimant or the claimant's duly authorized representative and received by the Company within 60 days after the claimant receives written notification that the claimant's claim has been denied. In connection with such review, the claimant or the claimant's duly authorized representative shall be entitled to review pertinent documents and submit the claimant's views as to the issues, in writing. The Company shall act to deny or accept the claim within 60 days after receipt of the claimant's written request for review unless special circumstances require the extension of such 60-day period. If such extension is necessary, the Company shall provide the claimant with written notification of such extension before the expiration of such initial 60-day period. In all events, the Company shall act to deny or accept the claim within 120 days of the receipt of the claimant's written request for review. The action of the Company shall be in the form of a written notice to the claimant and its contents shall include all of the requirements for action on the original claim. In no event may a claimant commerce legal action for benefits the claimant believes are due the claimant until the claimant has exhausted all of the remedies and procedures afforded the claimant by this Article VIII.

ITLA Capital Corporation has caused this Plan to be executed on this 1st day of February, 2006, but effective January 1, 2005).

/s/ Jeffrey Lipscomb Name: Jeffrey Lipscomb Compensation Committee Chairman On behalf of ITLA Capital Corporation

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